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Annex D

FORM OF AGREEMENT

TAX RECEIVABLE AGREEMENT

by and among

AVISTA HEALTHCARE PUBLIC ACQUISITION CORP.,

ENVIGO HOLDINGS, INC.,

and

JERMYN STREET ASSOCIATES LLC,
as Shareholders' Representative

Dated as of [    •    ]

 TAX RECEIVABLE AGREEMENT

        This TAX RECEIVABLE AGREEMENT (this "Agreement"), dated as of [CLOSING DATE], is hereby entered into by and among Avista Healthcare Public Acquisition Corp., a Delaware corporation (the "Company"), Envigo Holdings, Inc., a Delaware corporation ("Holdings"), and JERMYN STREET ASSOCIATES LLC, solely in the capacity of the shareholders' representative thereunder (the "Shareholders' Representative").

RECITALS

        WHEREAS, the Shareholders listed on Schedule A are the record owners of the issued and outstanding Common Stock, Company SARs, Warrants and Options of Envigo International Holdings, Inc., a Delaware corporation ("Envigo") listed on Schedule A;

        WHEREAS, on August 21, 2017, Envigo, the Company, Avista Healthcare Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of the Company ("Merger Sub"), and Avista Healthcare Newco, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of the Company ("NewCo") entered into the certain Transaction Agreement (the "Transaction Agreement"), pursuant to which Merger Sub merged with and into Envigo, the separate corporate existence of Merger Sub ceased and Envigo as the surviving corporation became a wholly-owned subsidiary of the Company (the "First Merger") and, as part of an integrated transaction, immediately following the First Merger, Envigo merged with and into NewCo, the separate corporate existence of Envigo ceased and NewCo as the surviving company continued as a wholly-owned subsidiary of the Company (the "Second Merger", and together with the First Merger, the "Mergers");

        WHEREAS, for U.S. federal income tax purposes, each of the parties to the Transaction Agreement intend that the First Merger and the Second Merger, taken together, constituted an integrated plan and qualified as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code;

        WHEREAS, the Subsidiaries of Envigo incorporated under the laws of England and Wales (collectively, the "U.K. Group") have generated U.K. NOLs (as defined herein) that the U.K. Group will be entitled to utilize following the Mergers;

        WHEREAS, Envigo and its Subsidiaries incorporated under the laws of the United States, any State thereof or the District of Columbia (collectively, the "U.S. Group") have generated U.S. NOLs (as defined herein) that the U.S. Group will be entitled to utilize following the Mergers;

        WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the NOLs on the actual liability for Taxes of the Company and its Subsidiaries and certain related matters;

        WHEREAS, this Agreement is intended to provide payments to the Shareholders in an amount equal to eighty-five percent (85%) of each of the U.S. Realized Tax Benefit (as defined below) and U.K. Realized Tax Benefit (as defined below) from the utilization of the NOLs;

        NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01    Definitions.

        As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        "Advisory Firm" means any law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Company and the Shareholders' Representative.

        "Advisory Firm Letter" shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to the Shareholders' Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date on which such letter is delivered.

        "Affected Portion" is defined in Section 3.01(b) of this Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

        "Aggregate Tax Benefit Payment" is defined in Section 3.01(b) of this Agreement.

        "Agreed Rate" means LIBOR plus 500 basis points.

        "Agreement" is defined in the preamble of this Agreement.

        "Amended Schedule" is defined in Section 2.03(b) of this Agreement.

        "Applicable Percentage" with respect to any Shareholder means the quotient, expressed as a percentage set forth opposite such Shareholder's name on Schedule A, as amended from time to time to reflect any permitted assignment.(1)

        "Board" means the board of directors of the Company.

        "Boot" is defined in Section 3.03(b) of this Agreement.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

        "Change of Control" means:

            (i)  a merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries unless, immediately following such transaction, more than fifty percent (50%) of the voting power of the then outstanding voting stock of the Company resulting from consummation of such

(1)
Note to Draft: The Applicable Percentage to be calculated on a fully diluted basis as if the Options and Class A Warrants are "converted" to Common Stock immediately prior to the Closing Date, and adjusted after the fifth anniversary of the Closing Date to account for holders of Options and Company SARs no longer receiving any ITR Payments under this Agreement.

  transaction (including, without limitation, any parent or ultimate parent of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company's assets) is held by the existing Company equity holders (determined immediately prior to such transaction and related transactions);

           (ii)  a transaction in which the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate;

          (iii)  a transaction in which there is an acquisition of control of the Company by a Person or group of Persons (other than one or more of the Shareholders). The term "control" for purposes of this (iii) shall mean the possession, directly or indirectly, of the power to either (i) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise;

          (iv)  the liquidation or dissolution of the Company; or

           (v)  a transaction in which individuals who constitute the Board of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of the Company, provided that any Person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election (A) is contemplated by a written agreement among equity holders of the Company on the effective date of this Agreement, (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) or (C) was nominated or approved by a majority in interest of the shareholders of the Company immediately after the Closing, shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director.

        "Class A Market Value" means the volume weighted average (or, if lower, the simple average) trading price of Class A Shares on the Nasdaq for the trading day immediately prior to the date on which the Transaction Agreement was signed.

        "Class A Shares" means Class A ordinary shares of the Company, par value $0.0001 per share.

        "Closing" means the closing of the transactions contemplated by the Transaction Agreement.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Common Stock" is the issued and outstanding shares of Class A and Class B common stock of Envigo.

        "Company" is defined in the preamble of this Agreement.

        "Company Return" means any U.S. federal, state, local or U.K. income or corporation tax return of the Company or any of its Subsidiaries filed with respect to Taxes of any Taxable Year.

        "Company SARs" means a stock appreciation right awarded under the Lion Holdings, Inc. 2010 Omnibus Incentive Plan.

        "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "CPR" means the International Institute for Conflict Prevention and Resolution.

        "Default Rate" means LIBOR plus 500 basis points.

        "Determination" has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state and local and non-U.S. tax law, as applicable, or any other event (including the execution of a Form 870-AD or any settlement or agreement with, or closure notice issued by, any Taxing Authority) that finally, fully and conclusively establishes the amount of any liability for Tax.

        "Divestiture" means the disposition of all or a material portion of the equity of any member of the U.K. Group or U.S. Group (or of all or a material portion of the assets of any such entity, other than sales in the ordinary course of business), or a material reduction in the Company's (or the U.K. Group's or U.S. Group's) direct or indirect percentage (by vote or value) equity ownership in any member of the U.K. Group or U.S. Group or any other action (such as the discontinuance of a material line of business of any member of the U.K. Group or U.S. Group) if, in any case, such action would materially impair the ability of the U.K. Group or U.S. Group to utilize a material portion of the U.K. NOL or the U.S. NOL, as applicable.

        "Divestiture Acceleration Payment" is defined in Section 4.03(c) of this Agreement.

        "Early Termination Date" means, (i) in the event of an early termination pursuant to Section 4.01(b) of this Agreement, the date of the Early Termination Notice, (ii) in the event of a breach of this Agreement to which Section 4.01(c) applies, the date of such breach, (iii) in the event of a Change of Control, the effective date of such Change of Control, and (iv) in the event of a Divestiture, the effective date of such Divestiture.

        "Early Termination Notice" is defined in Section 4.02 of this Agreement.

        "Early Termination Payment" is defined in Section 4.03(b) of this Agreement.

        "Early Termination Rate" means LIBOR plus 500 basis points.

        "Early Termination Schedule" is defined in Section 4.02 of this Agreement.

        "Envigo" is defined in the recitals to this Agreement.

        "Expert" is defined in Section 6.09 of this Agreement.

        "First Merger" is defined in the recitals to this Agreement.

        "HMRC" means Her Majesty's Revenue and Customs.

        "Holdings" is defined in the preamble of this Agreement.

        "Imputed Interest" is defined in Section 3.03(a) of this Agreement.

        "IRS" means the U.S. Internal Revenue Service.

        "ITR Payment" means any Tax Benefit Payment, Early Termination Payment, or Divestiture Acceleration Payment required to be made by the Company to the Shareholders under this Agreement.

        "LIBOR" means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two (2) days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page "LIBO" or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

        "Mergers" is defined in the recitals to this Agreement.

        "Merger Sub" is defined in the recitals to this Agreement.

        "Net Tax Benefit" is defined in Section 3.01(b) of this Agreement.

        "NewCo" is defined in the recitals to this Agreement.

        "NOLs" means the U.K. NOLs and the U.S. NOLs.

        "Objection Notice" is defined in Section 2.03(a) of this Agreement.

        "Options" means the issued and outstanding options to purchase common stock of Envigo.

        "Person" means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

        "Reconciliation Dispute" is defined in Section 6.09 of this Agreement.

        "Reconciliation Procedures" means those procedures set forth in Section 6.09 of this Agreement.

        "Repatriation Costs" means, in the case of a distribution from the U.K. Group to the U.S. Group needed to fund all or any portion of a Tax Benefit Payment resulting from a U.K. NOL, the actual current net cash Tax cost that would be incurred by the U.S. Group as a result of such distribution, determined using a "with and without" methodology (and taking into account available exemptions (e.g., for previously taxed earnings or returns of capital) and available foreign tax credits); provided, for the avoidance of doubt, that the use of a U.S. NOL shall be treated for this purpose as a cash Tax cost (equal to the tax savings resulting from such U.S. NOL) but (if such U.S. NOL is actually used) will not preclude such U.S. NOL utilization from giving rise to a Tax Benefit Payment in respect of such U.S. NOL.

        "Rules" is defined in Section 6.08(a) of this Agreement.

        "Schedule" means any Tax Benefit Schedule and the Early Termination Schedule.

        "Second Merger" is defined in the recitals to this Agreement.

        "Shareholders" means the Common Stock holders, Company SARs holders, Option holders and Warrant holders of Envigo listed on Schedule A on the date hereof.

        "Shareholders' Representative" is defined in the preamble of this Agreement.

        "Subsidiaries" means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than fifty percent (50%) of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

        "Tax Benefit Payment" is defined in Section 3.01(b) of this Agreement.

        "Tax Benefit Schedule" is defined in Section 2.02 of this Agreement.

        "Tax Return" means any return, self-assessment, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

        "Taxable Year" means (i) in the case of the U.S., a taxable year as defined in Section 441(b) of the Code, or (ii) in the case of the U.K., an accounting period as defined in Chapter 2 of Part 2 of the UK Corporation Tax Act 2009 (and, therefore, in each case, for the avoidance of doubt, may include a period of less than twelve months for which a Company Return is made) (or any analogous provision of law), ending on or after the date hereof.

        "Taxes" means all U.S. federal, state, local or U.K. taxes, assessments or similar charges measured with respect to net income or profits (or any other taxes that may be reduced by U.K. NOLs or U.S. NOLs) and any interest related to such taxes.

        "Taxing Authority" means any U.S., non-U.S., federal, national, state, county or municipal or other local government (including, HMRC), any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority with respect to Taxes.

        "Transaction Agreement" is defined in the recitals to this Agreement.

        "Transferred NOLs" means, with respect to a Divestiture, the portion of any NOLs the use of which (to the U.K. Group or U.S. Group), as a result of such Divestiture, has been materially impaired.

        "Treasury Regulations" means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

        "U.K." means the United Kingdom.

        "U.K. Group" is defined in the recitals to this Agreement.

        "U.K. NOLs" means the net operating losses or net operating loss carryforwards of any member of the U.K. Group in existence as of the end of the Closing Date (for the avoidance of doubt, taking into account any deductions or losses arising as a result of or in connection with the Mergers), assuming that the Taxable Year of each member closes at the end of the Closing Date.

        "U.K. Non-NOL Tax Liability" means, with respect to any Taxable Year, the liability for U.K. Taxes of the U.K. Group using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no U.K. NOLs in any relevant Taxable Year. If all or any portion of the liability for U.K. Taxes for any applicable Taxable Year arises as a result of an audit, or is otherwise open to enquiry, by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.K. Non-NOL Tax Liability unless and until there has been a Determination.

        "U.K. Realized Tax Benefit" means, for a Taxable Year, the sum of (a) the excess, if any, of (i) the U.K. Non-NOL Tax Liability over (ii) the actual liability for U.K. Taxes of the U.K. Group for such Taxable Year, and (b) the reduction, if any, in the U.K. Tax liability of the U.K. Group for such Taxable Year resulting from any deduction attributable to Imputed Interest. If all or a portion of the actual liability for Taxes for any applicable Taxable Year arises as a result of an audit, by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.K. Realized Tax Benefit unless and until there has been a Determination.

        "U.S." means the United States.

        "U.S. Group" is defined in the recitals to this Agreement.

        "U.S. NOLs" means the net operating losses or net operating loss carryforwards of any member of the U.S. Group in existence as of the end of the Closing Date (for the avoidance of doubt, taking into account any deductions or losses arising as a result of or in connection with the Mergers), assuming that the Taxable Year of each member closes at the end of the Closing Date.

        "U.S. Non-NOL Tax Liability" means, with respect to any Taxable Year, the liability for U.S. federal and applicable state and local Taxes of the U.S. Group using the same methods, elections, conventions and similar practices used on the relevant Company Return, but assuming that there were no U.S. NOLs in any relevant Taxable Year. If all or any portion of the liability for U.S. federal and applicable state and local Taxes for any applicable Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.S. Non-NOL Tax Liability unless and until there has been a Determination.

        "U.S. Realized Tax Benefit" means, for a Taxable Year, the sum of (a) the excess, if any, of (i) the U.S. Non-NOL Tax Liability over (ii) the actual liability for U.S. federal and applicable state and local Taxes of the U.S. Group for such Taxable Year, and (b) the reduction, if any, in the U.S. federal and applicable state and local Tax liability of the U.S. Group for such Taxable Year resulting from any deduction attributable to Imputed Interest. If all or a portion of the actual liability for Taxes for any applicable Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the U.S. Realized Tax Benefit unless and until there has been a Determination.

        "Valuation Assumptions" means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Company and each Subsidiary will generate an amount of taxable income in accordance with management's preexisting projections at such time (or, in the absence of such preexisting projections, as projected at such time in good faith by management in a manner consistent with their projections for other purposes), (ii) the utilization of the NOLs, and Imputed Interest for each such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on such Early Termination Date, (iii) the U.S. federal, state and local and U.K. Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other laws in effect on such Early Termination Date (or, with respect to any Taxable Year for which such U.S. federal, state, or local, or U.K. Tax rates are not specified by the Code or other laws as in effect on such Early Termination Date, such U.S. federal, state, or local, or U.K. Tax rates that are in effect on such Early Termination Date). For purposes of clause (i) of this definition, the taxable income projections made by the management of the Company shall be subject to the Reconciliation Procedures. Such assumptions shall relate only to the projected income and loss of the Company and its Subsidiaries (extending the same beyond the years of projection, as applicable, at the same imputed growth rate), and shall include only the utilization of NOLs and not any anticipated future net operating losses or other tax attributes that might result from acquisitions, dispositions, recapitalizations or refinancings. For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in the Company's or relevant Subsidiary's, stand-alone tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

        "Warrants" means issued and outstanding warrants to purchase common stock of Envigo.

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

        Section 2.01    NOL Utilization.    The Company, on the one hand, and the Shareholders, on the other hand, acknowledge that the Company and its Subsidiaries may utilize the NOLs to reduce the amount of Taxes that the Company or its Subsidiaries would otherwise be required to pay in the future.

        Section 2.02    Tax Benefit Schedule.    Within ninety (90) calendar days after the filing of any Company Return for any Taxable Year, the Company shall provide to the Shareholders' Representative a schedule showing, in reasonable detail, (i) the calculation of the U.S. Realized Tax Benefit and/or U.K. Realized Tax Benefit, as applicable, for such Taxable Year, if any, (ii) the calculation of any payment to be made to the Shareholders pursuant to Article III with respect to such Taxable Year, and (iii) all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment (a "Tax Benefit Schedule"). The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

        Section 2.03    Procedures, Amendments.

          (a)   Procedure. Every time the Company delivers to the Shareholders' Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to the Shareholders' Representative work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter with respect to such Schedule and (y) allow the Shareholders' Representative and its advisors reasonable access at no cost to the appropriate representatives at each of the Company and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Shareholders' Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule ("Objection Notice") made in good faith, or unless the parties agree in writing that such Schedule shall have become final and binding prior to such 30-day period. If the parties, for any reason, are unable to successfully resolve the issues raised in any notice within thirty (30) calendar days of receipt by the Company of such notice, the Company and the Shareholders' Representative shall employ the Reconciliation Procedures.

          (b)   Amended Schedule. The Schedule for any Taxable Year shall be amended by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Shareholders' Representative, (iii) to comply with the Expert's determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule or any prior Amended Schedule) in the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule or any prior Amended Schedule) in the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (such Schedule, an "Amended Schedule"); provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Company shall provide any Amended Schedule to the Shareholders' Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence (or, to the extent such event occurs in connection with a Company Return filing described in Section 2.02, concurrently with the delivery of the Tax Benefit Schedule pursuant to Section 2.02) and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

        Section 2.04    Certain Pre-Closing Tax Benefits.    If the U.K. Group or the U.S. Group realizes any tax benefit in respect of any U.K. NOL or any U.S. NOL, as applicable, with respect to any taxable period (or portion thereof) ending on or prior to the Closing Date as a result of any voluntary carryback not resulting from a Tax audit adjustment, then the principles of this Agreement shall apply mutatis mutandis to such pre-closing tax benefit realized in respect of such pre-closing taxable period.

ARTICLE III
TAX BENEFIT PAYMENTS

        Section 3.01    Payments.

          (a)   Timing of Payments to the Shareholders. Within five (5) Business Days of any Tax Benefit Schedule with respect to any Taxable Year becoming final in accordance with Section 2.03(a), the Company shall pay to each of the Shareholders the Tax Benefit Payments for such Taxable Year determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by the applicable Shareholder to the Company or as otherwise agreed by the Company and the applicable Shareholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, estimated U.S. federal income tax and/or U.K. corporation tax payments.

          (b)   The "Tax Benefit Payment" with respect to any Shareholder means an amount equal to such Shareholder's Applicable Percentage of the Aggregate Tax Benefit Payment. The "Aggregate Tax Benefit Payment" means an amount, not less than zero, equal to eighty-five percent (85%) of the Net Tax Benefit (as defined below). The "Net Tax Benefit" with respect to a Taxable Year shall equal (i) the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit, if any, for such Taxable Year, plus (ii) for each prior Taxable Year, the excess, if any, of the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit reflected on an Amended Schedule delivered during such Taxable Year in respect of such prior Taxable Year, over the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit, as applicable, reflected on the original Tax Benefit Schedule for such prior Taxable Year, minus (iii) for each prior Taxable Year, the excess, if any, of the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit reflected on the original Tax Benefit Schedule for such prior Taxable Year, over the U.S. Realized Tax Benefit or U.K. Realized Tax Benefit, as applicable, reflected on the Amended Schedule delivered during such Taxable Year in respect of such previous Taxable Year; provided, however, that to the extent any of the adjustments described in 3.01(b)(ii) or (iii), above, was previously reflected in the calculation of the Aggregate Tax Benefit Payment for any prior Taxable Year, such adjustments shall not be taken into account in determining the Aggregate Tax Benefit Payment for any subsequent Taxable Year; provided, further, that in the case of any Shareholder that is a Shareholder as a result of being a holder of an Option or Company SAR, such holder shall not be entitled to receive any ITR Payments made later than the fifth anniversary of the Closing Date; and provided, further, that for the avoidance of doubt, the Shareholders shall not be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Section 3.01(b), to the extent that (A) a Tax Benefit Payment relates to U.K. NOLs and the U.S. Group does not have sufficient cash to make such Tax Benefit Payment without a cash distribution from the U.K. Group (as determined in good faith by the Board) and (B) such cash distribution from the U.K. Group to the U.S. Group would result in Repatriation Costs, then (I) at least fourteen (14) calendar days prior to the date on which such Tax Benefit Payment is otherwise due and payable, the Company shall give the Shareholders' Representative written notice of the portion of such Tax Benefit Payment that cannot be made without the incurrence of Repatriation Costs (the "Affected Portion") and the amount of such Repatriation Costs (along with a reasonably detailed description of such items) and (II) at least seven (7) calendar days prior to the date on which such Tax Benefit Payment is otherwise due and payable, the Shareholders' Representative shall notify the Company in writing that either (x) the Shareholders' Representative elects to receive such Affected Portion currently, in which case the Company may reduce such Affected Portion by the amount of such Repatriation Costs or (y) the Shareholders' Representative elects to defer the receipt of the Affected Portion, in which case such Affected Portion will be deferred until such time as the U.S. Group has sufficient cash to pay such Affected Portion without a cash distribution from the U.K. Group (as determined in good faith by the Board) or the U.K. Group can make a cash distribution to fund any shortfall without the incurrence of any Repatriation Costs; provided that, if any portion of an Affected Portion can later be paid by the Company out of available cash (as determined in good faith by the Board) or through a distribution from the U.K. Group that can be made without the incurrence of any Repatriation Costs, such portion shall then become due and payable. Any amount deferred pursuant to the preceding sentence shall accrue interest at the Agreed Rate, from the date that such amount originally became due and payable (without regard to the preceding sentence) through the actual payment date, compounded annually.

        Section 3.02    No Duplicative Payments; Intent.    It is intended that the provisions of this Agreement will not result in duplicative payment of, or duplicative credit being given in respect of, any amount (including interest) required under this Agreement. It is also intended that, except as specifically provided in the case of a Divestiture or Early Termination Payment, the provisions of this Agreement provide that eighty-five percent (85%) of each of the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit for all years less certain Repatriation Costs (to the extent expressly provided in Section 3.01(b)) be paid to the Shareholders pursuant to this Agreement. Such amount shall be determined using a "with and without" methodology. Carryovers or carrybacks of any tax item shall be considered to be subject to the rules of the Code (or any successor U.S. federal income tax statute) and the Treasury Regulations or the appropriate provisions of Tax law in the relevant jurisdiction, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the NOLs and another portion that is not, such portions shall be considered to be used in the order determined using such "with and without" methodology. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

        Section 3.03    Tax Treatment; Limitation.

          (a)   The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any ITR Payment payable by the Company to a Shareholder under this Agreement to be treated as imputed interest ("Imputed Interest"). Except in the case of Shareholders for which payments under this Agreement are treated as compensatory, the portion of any ITR Payment payable by the Company to a Shareholder under this Agreement that is not Imputed Interest shall be treated for U.S. federal, state, local, and non-U.S. income Tax purposes as additional merger consideration under the Transaction Agreement that is taxable in the year in which such payment is received (i.e., "open transaction" treatment shall apply); provided, for the avoidance of doubt, that nothing in this Section 3.03 shall preclude a Shareholder, or any direct or indirect owner of a Shareholder, from electing out of the installment method or making determinations required by applicable Tax law.

          (b)   It is intended that the First Merger and the Second Merger, taken together, will constitute an integrated plan and qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and pursuant to such intention, and notwithstanding anything to the contrary in the Agreement, to the extent that the portion of any ITR Payment that is treated as Boot (as defined below) would, when taken together with any other merger consideration paid with respect to Envigo Common Stock under the Transaction Agreement or this Agreement that is treated as Boot, exceed an amount equal to 60% of the sum of (x) the fair market value of the Class A Shares to be issued to the Shareholders (determined by using the Class A Market Value) and (y) the cumulative amount of cash and other consideration (other than Class A Shares) paid to the Shareholders pursuant to this Agreement and the Transaction Agreement (with any Warrants valued by reference to the Class A Market Value), to the extent treated as Boot, then a portion of such excess cash amount shall instead be paid to the Shareholders in the form of a number of Class A Shares (with each such share to be valued at the Class A Market Value) such that the foregoing percentage does not exceed 60%. For purposes of this Section 3.03(b), the term "Boot" shall mean any merger consideration paid under the Transaction Agreement or this Agreement with respect to Envigo Common Stock other than stock of the Company, including, for the avoidance of doubt, the payment of cash, warrants, and the portion of any Tax Benefit Payment that is not treated as Imputed Interest.

          (c)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 3.03 and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or good faith administrative settlement with (or final administrative decision by) the relevant governmental authority.

          (d)   Company shall determine after consultation with the Advisory Firm and the Shareholders' Representative the extent to which it is permitted by law to utilize any NOLs, and such NOLs shall be taken into account in computing the U.S. Realized Tax Benefit and U.K. Realized Tax Benefit, as applicable, so long as the Advisory Firm agrees at a "more likely than not" or higher level of comfort that such utilization is available.

        Section 3.04    Late Payments by the Company.    The amount of any portion of any ITR Payment not made to the Shareholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

ARTICLE IV
TERMINATION

        Section 4.01    Termination.

          (a)    Termination.    This Agreement shall terminate on the date on which all required ITR Payments have been made under this Agreement.

          (b)    Early Termination.    Notwithstanding Section 4.01(a), the Company may elect to terminate this Agreement early by paying to the Shareholders the Early Termination Payment. Upon payment of the Early Termination Payment, neither the Company nor any Shareholder shall have any further payment obligations under this Agreement, other than any (i) ITR Payment agreed to by the Company and the Shareholders' Representative as due and payable but unpaid as of the Early Termination Notice, and (ii) ITR Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

          (c)    Breach of Agreement.    In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment agreed by the Company and the Shareholders' Representative as due and payable but unpaid as of the Early Termination Date, and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including such Early Termination Date. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, the Shareholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that, subject to Section 6.13, the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due; provided, however, that in the event that payment is not made within three (3) months of the date such payment is due, the Shareholders (through the Shareholders' Representative) shall be required to give written notice to the Company that the Company has breached its material obligations, and so long as such payment is made within five (5) Business Days of the delivery of such notice to the Company, the Company shall no longer be deemed to be in breach of such material obligation under this Agreement.

          (d)    Change of Control.    In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of the Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, (2) any ITR Payment agreed to by the Company and the Shareholders' Representative as due and payable but unpaid as of the Early Termination Date, and (3) any ITR Payment due for any Taxable Year ending prior to, with or including the Early Termination Date (except to the extent that such amount is included in the Early Termination Payment). No later than three (3) months after such Change of Control, the Company shall deliver to the Shareholders' Representative an Early Termination Schedule (which, for the avoidance of doubt, shall be deemed to have been delivered on the date of the Change of Control), and the Shareholders' Representative shall have thirty (30) calendar days after actually receiving the Early Termination Schedule to provide the Company with an Objection Notice in accordance with the procedures set forth in Section 4.02, below. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase "effective date of a Change of Control" for the phrase "Early Termination Date."

          (e)    Divestiture Acceleration Payment.    In the event of a Divestiture, the Company shall pay to the Shareholders the Divestiture Acceleration Payment with respect to such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

        Section 4.02    Early Termination Notice.    If the Company chooses to exercise its right of early termination under Section 4.01(b), above, the Company shall deliver to the Shareholders' Representative notice of such intention to exercise such right (an "Early Termination Notice") and a schedule (the "Early Termination Schedule") specifying the Company's intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The decision for the Company to exercise its rights of early termination under Section 4.01(b), above, shall be valid only upon the adoption and approval of a special resolution by the Board (such approval for these purposes shall require a vote in favor of such action by a majority of the Company's independent directors) authorizing the Company to exercise its right of early termination under Section 4.01(b), above. The Early Termination Payment shall become final and binding on all parties unless the Shareholders' Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Company with an Objection Notice. If the parties, for any reason, are unable to successfully resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Company of the Objection Notice, the Company and the Shareholders' Representative shall employ the Reconciliation Procedures.

        Section 4.03    Payment Upon Early Termination or Divestiture.

          (a)   Within five (5) Business Days after agreement is reached between the Shareholders' Representative and the Company concerning the Early Termination Schedule, the Company shall pay to each Shareholder its share (based on such Shareholder's Applicable Percentage) of an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Shareholders, or as otherwise agreed by the Company and the Shareholders.

          (b)   The "Early Termination Payment" means, as of the date of the delivery of an Early Termination Schedule, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Company to the Shareholders from and after the Early Termination Date, assuming the Valuation Assumptions are applied. For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Tax Return with respect to such Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures.

          (c)   The "Divestiture Acceleration Payment" means, as of the date of any Divestiture, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments resulting solely from the Transferred NOLs that would be required to be paid by the Company to the Shareholders from and after the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs resulting from the Divestitures. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Divestiture, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the relevant Tax Return with respect to such Taxes for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures.

ARTICLE V
COMPANY TAX MATTERS; CONSISTENCY; COOPERATION

        Section 5.01    Shareholders' Representative Participation in Company Tax Matters.    Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that the Company act in good faith in connection with its control of any matter which is reasonably expected to affect the Shareholders' rights and obligations under this Agreement. Notwithstanding the foregoing, the Company shall act in good faith with respect to the foregoing and will not take any action, or authorize or permit any of its Affiliates to take any action, primarily for the purpose of reducing the amount of any ITR Payment or delaying the timing of any ITR Payment, including making any material change in accounting policies or practices (except for any such change required by GAAP or by applicable Tax law). Notwithstanding the foregoing, the Company shall notify the Shareholders' Representative of, and keep the Shareholders' Representative reasonably informed with respect to, the portion of any audit of the Company by a Taxing Authority the outcome of which is reasonably expected to affect the Shareholders' rights and obligations under this Agreement, and shall give the Shareholders' Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

        Section 5.02    Consistency.    Except upon the written advice of an Advisory Firm, the Company shall report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Tax Benefit Payments) in a manner consistent with that specified by the Company in any Schedule or statement provided or required to be provided by or on behalf of the Company under this Agreement or under applicable Tax law. If any advice of an Advisory Firm described above is inconsistent with any treatment specified by the Company in any Schedule or statement described above, the Company shall promptly notify the Shareholders' Representative and any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that only the Shareholders' Representative shall have the right to object to such advice pursuant to this Section 5.02. In the event that an Advisory Firm is replaced with another firm acceptable to the Company and the Shareholders' Representative pursuant to the definition of "Advisory Firm," such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law (or the Company and the Shareholders' Representative agree to the use of other procedures and methodologies).

        Section 5.03    Cooperation.    Each of the Company, on the one hand, and the Shareholders' Representative, on the other hand, shall (a) furnish to the other party in a timely manner such information, documents and other materials in its possession as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 5.03.

ARTICLE VI
MISCELLANEOUS

        Section 6.01    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by email upon confirmation of transmission by the sender's server if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

  If to the Company or the Independent Directors, to:

  [    •    ]

  With a copy (which shall not constitute notice) to:

  Weil, Gotshal & Manges LLP
  767 Fifth Avenue
  New York, NY 10153
  Attention:    Michael J. Aiello
                        Jaclyn L. Cohen
                        Mark Schwed
  Email:           michael.aiello@weil.com;
                        jackie.cohen@weil.com;
                        mark.schwed@weil.com

  If to the Shareholders' Representative:

  [    •    ]

  and

        If to a Shareholder, to the name and address specified on Schedule A.

        Any party may change its address or email address by giving the other party written notice of its new address or email address in the manner set forth above.

        Section 6.02    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

        Section 6.03    Entire Agreement; Third Party Beneficiaries.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Shareholders are expressly made third party beneficiaries to this Agreement. Except as otherwise provided in the preceding sentence and the Transaction Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 6.04    Governing Law.    This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

        Section 6.05    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such term or other provision as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 6.06    Successors; Assignment; Amendments; Waivers.

          (a)   The Shareholders' Representative may not assign this Agreement to any person; provided, however, that the Shareholders' Representative may assign this Agreement to any of its Affiliates, permitted successors or replacements under the Transaction Agreement, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of Section 6.06(c).

          (b)   No Shareholder may transfer this Agreement or its rights to ITR Payments under this Agreement; provided, that any Shareholder may transfer this Agreement and its rights to ITR Payments under this Agreement to its direct or indirect owners or other Affiliates or, with the prior written consent of the Shareholders' Representative (which may be granted or withheld in the sole discretion of the Shareholders' Representative), to other Shareholders or their direct or indirect owners or other Affiliates.

          (c)   The Company may not assign this Agreement to any person.

          (d)   No provision of this Agreement may be amended unless such amendment is approved in writing by the Company and the Shareholders' Representative, whereupon all Shareholders shall be bound. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

          (e)   All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

        Section 6.07    Titles and Subtitles.    The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

        Section 6.08    Resolution of Disputes.

          (a)   Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the CPR Rules for Non-Administered Arbitration then in effect (the "Rules"). The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the Rules. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the CPR. The arbitrator shall be a former judge. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof.

        Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

          (b)   Notwithstanding the provisions of paragraph (a), either party may bring an action or special proceeding in a court of competent jurisdiction in accordance with Section 6.08(c) solely for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Shareholder (through the Shareholders' Representative) (i) expressly consents to the application of paragraph (c) of this Section 6.08 to any such action or proceeding, and (ii) irrevocably appoints the Company as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Shareholders' Representative of any such service of process, shall be deemed in every respect effective service of process upon all Shareholders in any such action or proceeding.

          (c)   (i) THE COMPANY, THE SHAREHOLDERS' REPRESENTATIVE AND THE SHAREHOLDERS (THROUGH THE SHAREHOLDERS' REPRESENTATIVE) HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 6.08 AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION OR JUDICIAL PROCEEDING, THAT SUCH ACTION OR JUDICIAL PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE, (ii) THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR JUDICIAL PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT AND

  (iii) THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH ACTION OR JUDICIAL PROCEEDING AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION OR JUDICIAL PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.01OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        Section 6.09    Reconciliation.    Notwithstanding the provisions of Section 6.08, in the event that the Company and the Shareholders' Representative are unable to resolve a disagreement with respect to the matters governed by this Agreement within the relevant period designated in this Agreement ("Reconciliation Dispute"), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the "Expert") in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or any Shareholders' Representative or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Company, except as provided in the next sentence. Each of the Company and the Shareholders' Representative shall bear its own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 6.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.09 shall be binding on the Company and all Shareholders and may be entered and enforced in any court having jurisdiction.

        Section 6.10    Withholding.    Notwithstanding any other provision of this Agreement (but subject to Section 3.03(a)), the Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of whom such withholding was made. Each Shareholder shall promptly provide the Company with any applicable tax forms and certifications reasonably requested by the Company in connection with determining whether any such deductions and withholdings are required under any provision of U.S. federal state, local or non-U.S. tax law.

        Section 6.11    Affiliated Corporations; Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.    If the Company is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law, other than in a manner that gives rise to a Change in Control: (i) the provisions of this Agreement relating to the Company shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

        Section 6.12    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        Section 6.13    Certain Permitted Payment Deferral.    For the avoidance of doubt, no Tax Benefit Payment shall be required to be made by the Company to the extent that the Company does not have available cash to make such payment absent a distribution from other members of the U.S. Group or members of the U.K. Group (as determined in good faith by the Board) and such other U.S. Group members or U.K. Group members are prohibited, by the terms of then outstanding indebtedness for borrowed money, from making such required distributions to the Company; provided, that the Company shall make any such payment (or portion thereof) as soon as the Company has available cash to make such payment or portion thereof (as determined in good faith by the Board) or such distribution (or portion thereof) is no longer prohibited by the terms of any such outstanding indebtedness. Any Tax Benefit Payment deferred under this Section 6.13 shall accrue interest at the Agreed Rate, from the date that such Tax Benefit Payment originally became due and payable (without regard to this Section 6.13) though the actual payment date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement.

        Section 6.14    Obligations of Holdings.    If requested by the Company, Holdings shall promptly distribute to the Company any cash needed by the Company to make any ITR Payment.

(Signatures on following pages)

        IN WITNESS WHEREOF, the Company and the Shareholders' Representative have duly executed this Agreement as of the date first written above.

Avista Healthcare Public Acquisition Corp.
By:
Name:
Title:
Envigo Holdings, Inc.
By:
Name:
Title:
Jermyn Street Associates LLC
By:
Name:
Title:

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TAX RECEIVABLE AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II DETERMINATION OF REALIZED TAX BENEFIT
ARTICLE III TAX BENEFIT PAYMENTS
ARTICLE IV TERMINATION
ARTICLE V COMPANY TAX MATTERS; CONSISTENCY; COOPERATION
ARTICLE VI MISCELLANEOUS